NEWS BRIEF

FOR IMMEDIATE RELEASE

CONTACTS:   INVESTORS                                 NEWS MEDIA
            Peter Kilbinger Hansen, President         Amy Rosenberg
            Trinitech Systems, Inc.                   Rubenstein Associates
            Tel:  (203) 425-8000                      Tel:  (212) 843-8091


                 TRINITECH SYSTEMS, INC. ANNOUNCES AGREEMENT FOR
                     $3 MILLION LINE OF CREDIT IN CONNECTION
                          WITH INCREASING INSTALLATIONS

STAMFORD, CT, July 24, 1998: TRINITECH SYSTEMS, INC. (AMEX: TSI) today announced the Company entered into a three year, $3 million line of credit agreement with Chase Manhattan Bank. On July 1st, 1998, the Company had a backlog of 32 installations as a result of an increasingly favorable market response to NYFIX as a single industry access point for universal electronic order routing between trading partners and exchanges.

"If this is the beginning of a boom in electronic order routing as predicted by many industry experts, we cannot place enough strategic value on owning the communications infrastructure to the client's site. In addition to industry-wide electronic order routing connectivity, the NYFIX infrastructure provides us with a valuable platform to remotely launch a number of other products and services which have significant revenue potential," commented Peter Kilbinger Hansen, Trinitech's President and Chief Executive Officer.

 "This line of credit agreement was obtained to enable us to finance the deployment of our infrastructure at an increasing pace. The credit facility agreement is on attractive terms with interest at either LIBOR plus 1.25% or the Bank's Prime Rate and is secured by the Company's two largest shareholders," added Mr. Hansen.

TRINITECH SYSTEMS, INC. (AMEX: TSI) develops and markets advanced electronic trading systems to brokerage firms, international banks and global exchanges trading in equities, futures & options, and currencies. The Company's NYFIX Network, a combined FIX and Exchange Access Network, enables users to electronically communicate trade data among the buy-side, sell-side, and exchange floor environments. The Company's goal is to become the leading provider of real-time electronic trade entry and routing systems to the global financial services industry. Trinitech is headquartered in Stamford, Connecticut and maintains operations in New York, Chicago, and London.

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
THIS PRESS RELEASE CONTAINS CERTAIN FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF SECTION 27A OF THE SECURITIES ACT OF 1933, AS AMENDED, AND SECTION 21E OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED, WHICH ARE INTENDED TO BE COVERED BY THE SAFE HARBORS CREATED THEREBY. INVESTORS ARE CAUTIONED THAT ALL
FORWARD-LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTY, INCLUDING WITHOUT LIMITATION, THE ABILITY OF THE COMPANY TO MARKET AND DEVELOP ITS PRODUCTS. ALTHOUGH THE COMPANY BELIEVES THAT THE ASSUMPTIONS UNDERLYING THE FORWARD-LOOKING STATEMENTS CONTAINED HEREIN ARE REASONABLE, ANY OF THE ASSUMPTIONS COULD BE INACCURATE, AND THEREFORE, THERE CAN BE NO ASSURANCE THAT THE FORWARD-LOOKING STATEMENTS INCLUDED IN THIS PRESS RELEASE WILL PROVE TO BE ACCURATE. IN LIGHT OF THE SIGNIFICANT UNCERTAINTIES INHERENT IN THE FORWARD-LOOKING STATEMENTS INCLUDED HEREIN, THE INCLUSION OF SUCH INFORMATION SHOULD NOT BE REGARDED AS A REPRESENTATION BY THE COMPANY OR ANY OTHER PERSON THAT THE OBJECTIVES AND PLANS OF THE COMPANY WILL BE ACHIEVED.

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